                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER


                                     AMONG


                             SEMTECH CORPORATION,


                          SEMTECH ACQUISITION CORP.,


                                  GAMMA INC.
                           (dba ECI SEMICONDUCTOR),


                                      AND


                              THE SHAREHOLDERS OF


                                  GAMMA INC.





                                October 4, 1995

                               TABLE OF CONTENTS
                               -----------------

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                                                                            ----

ARTICLE   1    DEFINITIONS.................................................    2

ARTICLE   2    THE MERGER..................................................    7

          2.1  The Merger..................................................    7
          2.2  Articles of Incorporation; By-laws..........................    8
          2.3  Directors and Officers......................................    8
          2.4  Exchange of Shares..........................................    8
          2.5  The Closing.................................................    9

ARTICLE   3    REPRESENTATIONS AND WARRANTIES CONCERNING THE
               SHAREHOLDERS................................................   10

          3.1  Ownership of Shares.........................................   10
          3.2  Execution and Delivery......................................   10
          3.3  No Conflicts................................................   10
          3.4  No Brokers..................................................   11
          3.5  Investment Representations..................................   11

ARTICLE   4    REPRESENTATIONS AND WARRANTIES CONCERNING ECI...............   12

          4.1  Organization and Good Standing;
               Execution and Delivery.......................................  12
          4.2  No Conflicts................................................   13
          4.3  Capitalization..............................................   13
          4.4  Financial Statements........................................   14
          4.5  Title to Property; Encumbrances.............................   14
          4.6  Accounts Receivable.........................................   16
          4.7  Inventories.................................................   16
          4.8  Trademarks, Patents, Etc....................................   17
          4.9  Banking and Insurance.......................................   18
          4.10 Indebtedness................................................   18
          4.11 Judgments; Litigation.......................................   19
          4.12 Income and Other Taxes......................................   19
          4.13 Questionable Payments.......................................   20
          4.14 Employee Benefit Matters....................................   20
          4.15 No Undisclosed Liabilities..................................   21
          4.16 Permits, Licenses, Etc......................................   21
          4.17 Regulatory Filings..........................................   22
          4.18  [INTENTIONALLY LEFT BLANK].................................   22
          4.19 Material Contracts; No Defaults.............................   22
          4.20 Absence of Certain Changes..................................   22
          4.21 Employees and Labor Matters.................................   24

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                                                                            ----

          4.22 Affiliations................................................   24
          4.23 Principal Customers and Suppliers...........................   25
          4.24 Compliance with Law.........................................   25
          4.25 Product Returns.............................................   25
          4.26 Product Liability and Product Warranty......................   26
          4.27 Corporate Records...........................................   26
          4.28 Hazardous Materials.........................................   26
          4.29 No Brokers..................................................   27
          4.30 Disclosure..................................................   28

ARTICLE   5    REPRESENTATIONS AND WARRANTIES OF SEMTECH...................   28

          5.1  Organization and Good Standing Semtech  of
          5.2  Organization, Ownership and Good............................   28
               Standing of Acquisition.....................................   28
          5.3  Execution and Delivery......................................   28
          5.4  No Conflicts................................................   29
          5.5  Disclosure..................................................   29
          5.6  Issuance of Semtech Stock...................................   29
          5.7  Effect of Merger............................................   29
          5.8  No Liabilities..............................................   29
          5.9  Capitalization of Semtech...................................   29
          5.10 Capitalization of Acquisition...............................   30
          5.11 Access to Information.......................................   30
          5.12 Registration Matters........................................   30

ARTICLE   6    CONDUCT OF BUSINESS PENDING CLOSING.........................   31

          6.1  Qualification...............................................   31
          6.2  Ordinary Course.............................................   31
          6.3  Organic Changes.............................................   31
          6.4  Indebtedness................................................   32
          6.5  Accounting..................................................   32
          6.6  Compliance with Legal Requirements..........................   32
          6.7  Disposition of Assets.......................................   32
          6.8  Compensation................................................   32
          6.9  Modification or Breach of Agreements; New Agreements........   33
          6.10 Capital Expenditures........................................   33
          6.11 Consents....................................................   33
          6.12 Maintain Insurance..........................................   33
          6.13 Discharge...................................................   33
          6.14 Actions.....................................................   34
          6.15 Permits.....................................................   34

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                                                                            ----

          6.16 Tax Assessments and Audits..................................   34

ARTICLE   7    ADDITIONAL COVENANTS........................................   34

          7.1  Covenants of the Shareholders...............................   34
          7.2  Covenants of Semtech........................................   35
          7.3  Access and Information......................................   36
          7.4  Expenses....................................................   37
          7.5  Certain Notifications.......................................   37
          7.6  Publicity; Employee Communications..........................   37
          7.7  Further Assurances..........................................   37
          7.8  Competing Offers; Merger or Liquidation.....................   38
          7.9  Inconsistent Action.........................................   38
          7.10 Post-Termination Employment.................................   38
          7.11 Pooling Restrictions on Transactions in Semtech Stock.......   39

ARTICLE   8    CONDITIONS PRECEDENT TO CLOSING.............................   40

          8.1  Conditions of Semtech.......................................   40
          8.2  Conditions of the Shareholders..............................   42

ARTICLE   9    TERMINATION.................................................   43

          9.1  Termination.................................................   43
          9.2  Effect of Termination.......................................   44

ARTICLE   10   INDEMNIFICATION.............................................   44

          10.1 Survival of Representations and Warranties..................   44
          10.2 Indemnification.............................................   45
          10.3 Third Party Claims..........................................   46
          10.4 Escrow Agent................................................   47
          10.5 Rights of Shareholders......................................   48
          10.6 Termination of Escrow Account...............................   48
          10.7 Shares in Escrow Account....................................   48

ARTICLE   11   GENERAL PROVISIONS..........................................   49

          11.1 Notices.....................................................   49
          11.2 Severability................................................   50
          11.3 Entire Agreement............................................   50
          11.4 Successors and Assigns......................................   50
          11.5 Amendment...................................................   50
          11.6 Waiver......................................................   50


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
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                                                                            ----

          11.7 Counterparts................................................   51
          11.8 Recitals, Schedules and Annexes.............................   51
          11.9 Construction................................................   51
          11.10 Governing Law..............................................   51
          11.11 Disclosure on Schedules....................................   51
          11.12 Opportunity to Seek Counsel................................   51

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------



          THIS AGREEMENT AND PLAN OF MERGER is entered into as of October 4, 1995, among SEMTECH ACQUISITION CORP., a California corporation ("Acquisition"), SEMTECH CORPORATION, a Delaware corporation ("Semtech"), GAMMA INC. (dba ECI Semiconductor), a California corporation ("ECI"), and MICHAEL HIMES, MICHAEL WILSON, JIM PRESTON, TROY SPEERS, AND EXTEK COMPANY, a Virginia corporation (collectively, the "Shareholders").

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, Semtech is in the business of manufacturing, selling and distributing semiconductor devices and ECI is in the business of manufacturing and selling semiconductor devices;

          WHEREAS, Semtech desires to acquire ECI to integrate and complement its existing business and technology;

          WHEREAS, the Shareholders collectively own all of the issued and outstanding shares of common stock of ECI (the "ECI Stock");

          WHEREAS, Semtech has formed Acquisition for the purpose of acquiring ECI;

          WHEREAS, the parties hereto desire that Acquisition be merged with and into ECI upon the terms and subject to the conditions contained in this Agreement;


                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------


          Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a "Section", "Article," "Annex" or "Schedule" shall mean the applicable section, article, annex or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article 1 shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles.

          "Action" shall mean any actual or threatened claim, action, suit,
           ------
arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity, mediator or arbitrator and any appeal from any of the foregoing.

          "Affiliate" of a Person shall mean any Person that directly or
           ---------
indirectly controls, is controlled by, or is under common control with, the indicated Person.

          "Agreement" shall mean this Agreement and Plan of Merger.
           ---------

          "Agreement of Merger" shall mean an agreement of merger substantially
           -------------------
in the form of Annex A-1 attached hereto and otherwise complying with the
               ---------
requirements of Section 1101 of the CGCL.

          "Balance Sheet" and  "Balance Sheet Date" shall have the meaning
           -------------        ------------------
assigned to such terms in Section 4.4(a).

          "CGCL" shall mean the General Corporation Law of the State of
           ----
California.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.
           ----

          "Closing" and "Closing Date" have the meaning assigned to such terms
           -------       ------------
in Section 2.5.

          "Covenant Not To Compete" shall have the meaning assigned to such
           -----------------------
term in Section 8.1(f).

          "Damages" shall mean any and all losses, liabilities, obligations,
           -------
costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article 10 hereof).

          "Effective Time" shall have the meaning assigned to such term in
           --------------
Section 2.5.

          "ERISA" shall mean the Employee Retirement Income Security Act of
           -----
1974, as amended from time to time.

          "Escrow Agreement" shall mean an escrow agreement substantially in
           ----------------
the form of Annex H attached hereto.

          "Environmental Laws" shall mean all Legal Requirements pertaining to
           ------------------
the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Materials, including, without limitation, those statutes, laws, rules and regulations set forth below in the definition of "Hazardous Material."

          "Governmental Entity" shall mean any local, state, federal or foreign
           -------------------
(i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the Internal Revenue Service and other taxing authorities.

          "Hazardous Material" shall mean any flammable, ignitable, corrosive,
           ------------------
reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future and shall include, without limitation:

               (a) those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., the Resource
                                                           -- ---
Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and the
                                                       -- ----
Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in
                                                                -- ---
the regulations promulgated pursuant thereto;

               (b) those substances defined as "hazardous wastes" in Section 25117 of the California Health and Safety Code, or as "hazardous substances" in
Section 25316 of the California Health and Safety Code, and in the regulations promulgated pursuant thereto;

               (c) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

               (d) such other substances, materials and wastes that are or become regulated under applicable local, state or Federal laws or regulations, or which are or become classified as hazardous or toxic under any Legal Requirement; and

               (e) any material, waste or substance that is, in whole or in part, (i) petroleum, asbestos, polychlorinated biphenyls, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins or dibenzofurans, (ii) designated as an "extremely hazardous substance" pursuant to Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, or (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C. (S) 1321) or listed pursuant to
                             -- ---
Section 307 of the Clean Water Act (33 U.S.C. (S) 1317), or Section 112 or other Section of the Clean Air Act, as amended.

          "IRS" shall mean the United States Internal Revenue Service.
           ---

          "Indebtedness" shall mean, when used with reference to any Person,
           ------------
without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary

Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account (D) for the payment of money as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obliga tions; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include
                         --------  -------
any liability for compensation of such Person's employees or for inventory or similar property acquired and consumed in the Ordinary Course or for services.

          "Leased Real Property" shall mean all real property, including
           --------------------
Structures, currently leased by ECI.

          "Legal Requirement" shall mean any statute, law, ordinance, rule,
           -----------------
regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

          "Lien" shall mean all liens (including judgment and mechanics' liens,
           ----
regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

          "Material Adverse Effect" shall mean a material adverse effect on the
           -----------------------
business, financial condition, properties, profitability, prospects or operations of ECI.

          "Merger" shall mean the merger of Acquisition into ECI in accordance
           ------
with the terms and conditions of this Agreement and the relevant provisions of the CGCL.

          "Officers' Certificate" shall mean an officers' certificate of
           ---------------------
Acquisition and ECI substantially in the form of Annexes A-2 and A-3,
                                                 -----------     ---
respectively, and otherwise
complying with the requirements of Sections 173 and 1103 of the CGCL.

          "Ordinary Course" shall mean, when used with reference to ECI, the
           ---------------
ordinary course of ECI's business, consistent with past practices.

          "Permit" shall have the meaning assigned to such term in Section 4.16.
           ------

          "Permitted Liens" shall mean (a) Liens for ad valorem real or personal
           ---------------
property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such Liens are not then delinquent.

          "Person" shall mean all natural persons, corporations, business
           ------
trusts, associations, companies, partnerships, joint ventures, Governmental Entities and any other entities.

          "Phase I Report" shall mean the Phase I environmental report dated
           --------------
September 15, 1995 with respect to the Leased Real Property prepared by Montgomery Watson at the request of Semtech.

          "Plan" shall mean any "employee benefit plan" within the meaning of
           ----
Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by ECI or any ERISA Affiliate for the benefit of current or former employees, with respect to which ECI or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

          "Principal Shareholders" shall mean Michael Himes, Michael Wilson,
           ----------------------
Jim Preston and Troy Speers.

          "Securities Act" shall mean the Securities Act of 1933, as amended.
           --------------

          "Structure" shall mean any facility, building, plant, factory,
           ---------
office, warehouse structure or other improvement.

          "Subsidiary" of a Person shall mean any corporation, partnership,
           ----------
association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

          "Surviving Corporation" shall have the meaning assigned to such term
           ---------------------
in Section 2.1(a).

          "Tax" shall mean any Federal, state, local or foreign income, gross
           ---
receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine penalty or addition thereto, whether disputed or not.

          "Tax Return" shall mean any return, declaration, report, claim for
           ----------
refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.


                                   ARTICLE 2

                                  THE MERGER
                                  ----------


          2.1  The Merger.  (a)  At the Effective Time, in accordance with the
               ----------
provisions of this Agreement and the CGCL, Acquisition shall be merged with and into ECI, and ECI shall be the surviving corporation of the Merger (herein sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of California. At the Effective Time, the separate existence of Acquisition shall cease.

          (b) At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, franchises, properties and assets of Acquisition and ECI, and shall become liable for all the debts, liabilities and duties of Acquisition and ECI to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, all as provided in the CGCL. The name of the Surviving Corporation shall be "Semtech Santa Clara Corp."

          2.2  Articles of Incorporation; By-laws.  (a) The articles of
               ----------------------------------
incorporation of Acquisition in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and as provided by law, provided, however, that the name of the Surviving Corporation as set forth in
--------  -------
its articles of incorporation shall be changed to "Semtech Santa Clara Corp."

          (b) The by-laws of Acquisition in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with the provisions thereof and as provided by law.

          2.3  Directors and Officers.  (a)  The directors of Acquisition shall
               ----------------------
be the directors of the Surviving Corporation until their respective successors are duly elected and qualified.

          (b) The officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time until their respective successors are duly selected by the directors of the Surviving Corporation.

          2.4  Exchange of Shares.  (a)  At the Effective Time, each share of
               ------------------
ECI Stock outstanding as of the Closing Date (excluding shares held by ECI as treasury stock, which shares shall be cancelled and extinguished at the Effective Time) shall, by virtue of the Merger and without any action on the part of Semtech, Acquisition, ECI or the holder thereof, be exchanged for and converted into fully paid and nonassessable voting common shares, par value $.01 per share, of Semtech ("Semtech Stock"), at the exchange rate of 775,000 shares of Semtech Stock, for 147,566 shares of ECI Stock. The exact number of shares of Semtech Stock each Shareholder shall be entitled to receive in exchange for its shares of ECI Stock based on the above exchange rate is set forth in Annex B
                                                                         -------
hereto. Each share of Semtech Stock issued pursuant to this section shall be fully paid and nonassessable.

          (b) At the Effective Time, each share of capital stock of Acquisition outstanding as of the Closing Date shall thereupon be converted into and become one share of common stock of the Surviving Corporation. Each share of such common stock issued pursuant to this section shall be fully paid and nonassessable.

          2.5  The Closing.  The closing of the Merger and the other
               -----------
transactions contemplated by this Agreement (the "Closing") shall take place at the offices of ECI, 1111 Comstock Street, Santa Clara, California 95054 at 10:00 a.m., California time on October 4, 1995 or at such other place, time and date as may be agreed by the parties hereto in writing, such date being generally referred to herein as the "Closing Date." At the time of the Closing, Acquisition and ECI shall cause the Agreement of Merger, together with the Officers' Certificates and any other documents required by law to effect the Merger, to be filed and recorded with the Secretary of State of the State of California in accordance with the provisions of Section 1103 of the CGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective (the date and time of the filing of the Agreement of Merger, together with any such other documents, being referred to as the "Effective Time").

          At the Closing:

          (a)  Each Shareholder shall deliver or cause to be delivered to
Semtech:

               (i) a certificate or certificates represent ing all of the issued and outstanding shares of ECI Stock which is being exchanged by such Shareholder pursuant to Section 2.4 hereof; and

               (ii) all of the documents, certificates, and instruments required to be delivered, or caused to be delivered, by such Shareholder pursuant to
Section 8.1 hereof.

          (b)  Semtech shall deliver or cause to be delivered to each of the
Shareholders:

               (i) a certificate representing the number of shares of Semtech Stock for which the ECI Stock previously held by such Shareholder shall be exchanged pursuant to Section 2.4 hereof, free and clear of all Liens; and

               (ii) all of the documents, certificates, and instruments required to be delivered, or caused to be delivered, by Semtech pursuant to Section 8.2 hereof.


                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES
                          CONCERNING THE SHAREHOLDERS
                          ---------------------------


          Each of the Shareholders hereby severally, and not jointly, represents and warrants to, and covenants and agrees with, Semtech and Acquisition that:

          3.1  Ownership of Shares.  Such Shareholder owns of record and
               -------------------
beneficially the number of shares of ECI Stock set forth opposite the name of such Shareholder on Annex B hereto, and has, and at all times prior to and as of
                    -------
the Closing such Shareholder will have, good and marketable title to such shares free and clear of all Liens. None of the ECI Stock held by such Shareholder is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting thereof.

          3.2  Execution and Delivery.  All consents, approvals, authorizations
               ----------------------
and orders necessary for the exe cution, delivery and performance by such Shareholder of this Agreement (including, without limitation, the transfer of the shares of ECI Stock to be exchanged by such Shareholder hereunder) have been duly and lawfully obtained, and such Shareholder has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms.

          3.3  No Conflicts.  The execution, delivery and performance of this
               ------------
Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which such Shareholder is a party or by which such Shareholder or such Shareholder's shares are bound, or to such Shareholder's actual knowledge without investigation, violate any material Legal Requirement applicable to or binding upon such Shareholder.

          3.4  No Brokers.  No broker, finder or similar agent has been employed
               ----------
by or on behalf of such Shareholder in connection with this Agreement or the transactions contemplated hereby, and such Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          3.5  Investment Representations.
               --------------------------

               (a) Such Shareholder is acquiring the Semtech Stock to be acquired by it hereunder for its own account, not as nominee or agent for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, except pursuant to an effective registration statement under the Securities Act.

               (b) Such Shareholder understands that (i) the Semtech Stock has not been registered under the Securities Act by reason of a specific exemption therefrom and may not be transferred or resold except as set forth below; and
(ii) each certificate representing the Semtech Stock will be endorsed with the following legends:

          (A) THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT;

          (B)  The legend as set forth in Section 7.11 hereof; and

          (C) Any legend required to be placed thereon by applicable federal or state securities laws.

               (c) Without limiting the representations of Semtech contained herein, such Shareholder has been furnished with such materials and has been given access to such information relating to Semtech as it or its qualified representative has requested and has been afforded the opportunity to ask questions regarding Semtech, as such Shareholder has found necessary or desirable.


                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES
                                CONCERNING ECI
                                --------------


          The Principal Shareholders hereby jointly and severally represent and warrant to, and covenant and agree with, Semtech and Acquisition that:

          4.1  Organization and Good Standing; Execution and Delivery.
               ------------------------------------------------------

               (a) ECI has been duly organized and is existing as a corporation in good standing under the laws of the State of California with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. ECI has not qualified as a foreign corporation for the transaction of business in any jurisdiction outside the State of California and has not engaged in any activity which would require any such qualification.

               (b) ECI has no Subsidiary nor owns or controls, or has any other equity investment with a fair market value in excess of $10,000 in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

               (c) All Board of Directors' and shareholders' approvals and other material consents, approvals, authorizations and orders necessary for the execution, delivery and performance by ECI of this Agreement have been duly and lawfully obtained, and ECI has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by ECI and constitutes a legal, valid and binding agreement of ECI enforceable against ECI in accordance with its terms.

          4.2  No Conflicts.  The execution, delivery and performance of this
               ------------
Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, or any arrangement or agreement listed in Section 4.19 hereof, except where such conflict, breach or default would not have a Material Adverse Effect, (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of ECI or, to the Principal Shareholders' knowledge, any Legal Requirement applicable to or binding upon it, the violation of which would have a Material Adverse Effect, (c) result in the creation or imposition of any Lien upon any property or asset of ECI or (d) otherwise cause a Material Adverse Effect.

          4.3  Capitalization.  The authorized capital stock of ECI consists
               --------------
solely of 1,000,000 shares of common stock, no par value, of which only the number of shares listed on Annex B are, and on the Closing Date will be, issued
                           -------
and outstanding. All of such shares have been duly authorized and validly issued and are fully paid, nonassessable and outstanding and are held by the Principal Shareholders, free and clear of all Liens, in the respective amounts reflected in Annex B hereto. Except as set forth in Schedule 4.3, there are (i) no
   -------
existing options, warrants, rights, calls or commitments of any character relating to any capital stock of ECI, and (ii) no outstanding securities or other instruments convertible into or exchangeable for any capital stock of ECI and no commitments to issue such securities or instruments; and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any capital stock of ECI. The offer, issuance and sale of the shares of ECI Stock were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) to the Principal Shareholders' knowledge, accomplished in conformity with all other Legal Requirements.

          4.4  Financial Statements.
               --------------------

               (a)  Schedule 4.4(a) hereto contains true and complete copies of
(i) the balance sheet (the "Balance Sheet") of ECI at June 30, 1995 (the
                            -------------
"Balance Sheet Date"), and the related statements of income, shareholders'
 ------------------
equity and cash flows for the 12 month period then ended, and (ii) the balance sheets of ECI at June 30, 1992, 1993, 1994, and the related statements of income, shareholders' equity and cash flow for each of the fiscal years then ended, all as reviewed by Ireland, San Filippo & Company, along with the report thereon of such firm (the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements").
                                           --------------------

               (b) The Financial Statements present fairly and accurately the financial condition of ECI as of the dates indicated therein and the results of operations and changes in financial position of ECI for the periods specified therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of ECI.

          4.5  Title to Property; Encumbrances.
               -------------------------------

               (a) Schedule 4.5(a) is a list of fixed assets of ECI. ECI has, and immediately prior to the Closing will have, good, valid and marketable title in fee simple to all fixed assets reflected on Schedule 4.5(a), free and clear of all Liens except Permitted Liens.

               (b) ECI does not own and has never owned in the past any real property.

               (c) Schedule 4.5(c) contains a list of all real property and personal property leases and material licenses under which ECI is the lessee or licensee. ECI has never been a lessee of any real property or Structure other than the Leased Real Property. All leases and licenses pursuant to which ECI leases or licenses from others real or personal property are valid, subsisting in full force and effect in accordance with their respective terms, and to the Principal Shareholders' knowledge there is not, under any real property or personal property lease or material license, any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force
                                                     -----
majeure or other claim of excusable delay or nonperfor mance).  True and
-------
complete copies of all written real property and written personal property leases and material licenses listed on Schedule 4.5(c) have been delivered to Semtech heretofore. Except as set forth in Schedule 4.5(c), to the Principal Shareholders' knowledge, no such lease or material license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement. For the purposes of this Section 4.5(c), (i) a "lease" shall include a sublease and (ii) a "material license" shall mean a license in writing requiring aggregate payments in excess of $10,000.

               (d) All personal property owned by ECI and all personal property held by ECI pursuant to personal property leases is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly and is suitable and appropriate for the use thereof made. The Leased Real Property, the fixed assets and inventory described in Sections 4.5(a), 4.5(c) and 4.7 comprise all of the real property and personal property which are material to the conduct of business of ECI.

               (e)  Except as set forth in Schedule 4.5(e):

                    (i) No notice of violation of any Legal Requirement, or of any covenant, condition, restriction or easement affecting any Leased Real Property or with respect to the use or occupancy thereof, has been given by any Person to ECI or any Principal Shareholder.

                    (ii) To the Principal Shareholders' knowledge, all of the Structures leased by ECI (A) are in good operating condition and repair, (B) are adequate and suitable for the purposes for which they are currently used, and
(C) are supplied with utilities and other services necessary for the operation of such Structures, and the business conducted by ECI therein, including gas, electricity, water, telephone, sanitary sewer and storm sewer;

                    (iii) To the knowledge of the Principal Shareholders, no condemnation proceeding is pending or threatened which would impair the occupancy, use or value of any Leased Real Property;

                    (iv) There are currently no (i) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other Person the right to acquire, use or occupy any portion of any Leased Real Property, (ii) outstanding options or rights of first refusal to lease or purchase all or any portion of Leased Real Property or interest therein or other real property other than as set forth in the leases described on Schedule 4.5(c), and (iii) Persons (other than ECI) in possession of any Leased Real Property; and

                    (v) With respect to each item of Leased Real Property, ECI has not sold, transferred or subjected to a Lien (other than Permitted Liens) such Leased Real Property or any interest therein.

          4.6  Accounts Receivable.  All accounts receivable of ECI reflected in
               -------------------
the Balance Sheet and all accounts receivable of ECI that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such dates) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of ECI are subject to no valid defense, offset or counterclaim and are fully collectible within thirty days after the Closing Date, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet. Schedule 4.6 contains a true and complete aging of ECI's accounts receivable as of the Balance Sheet Date.

          4.7  Inventories.  Schedule 4.7 sets forth a summary of work-in-
               -----------
process and finished goods inventories of ECI, and the average weekly production rate for the month of August 1995, expressed in terms of numbers of wafer starts per week. Except as described in Schedule 4.7, ECI has good, valid and marketable title to all inventories set forth or reflected in the Balance Sheet or acquired by ECI since the Balance Sheet Date. Such inventories consist of a quality and quantity usable and saleable in the Ordinary Course, except for slow-moving, damaged or obsolete items and materials of below standard quality, all of which have been written down to net realizable market value or in respect of which adequate reserves have been provided, in each case as reflected, in the Balance Sheet. The value at which inventories are carried on the Balance Sheet reflect the normal inventory valuation policy of ECI, as applicable, in accordance with generally accepted accounting principles and on a basis consistent with that of preceding periods. There is no reason to believe that ECI will be unable to obtain, in the foreseeable future in the desired quantity and quality, the raw materials, supplies or component products required for the manufacture, assembly, production or sale of its products including, without limitation, inventory which historically has been imported.

          4.8  Trademarks, Patents, Etc.
               ------------------------

               (a) Except to the extent not material to its operations, ECI does not own any registered patents, trade names, trademarks, service marks or copyrights, nor has it been granted a material license or right with respect to the foregoing.

               (b) Neither ECI nor any Principal Shareholder has received any notice of claims or demands of any Person pertaining to any Actions that are pending, and to the Principal Shareholders' knowledge, there are no such Actions threatened, which challenge the rights of ECI in respect of any trade secrets, know-hows, processes, discoveries, developments, designs, techniques, inventions, confidential data and other information which are material to the conduct of the business of ECI (collectively herein, "Proprietary Information").
                                                      -----------------------
ECI owns the Proprietary Information free and clear of any right, equity or claim of others. ECI has caused all of its employees to sign a confidentiality or similar agreement in an effort to protect the secrecy, confidentiality and value of all Proprietary Information.

               (c) Schedule 4.8(c) contains a true and complete list and description of all material licenses of or rights to Proprietary Information granted to ECI by others or to others by ECI. Except as described in Schedule 4.8(c), (i) ECI has not sold, transferred, assigned, licensed or subjected to any Lien, any Proprietary Infor mation or any interest therein, and (ii) ECI is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Proprietary Information. For purposes of this Section 4.8, a "material license" shall mean a license in writing requiring aggregate payments in excess of $10,000.

          4.9  Banking and Insurance.
               ---------------------

               (a) Schedule 4.9(a) contains a true and complete list of the names and locations of all financial institutions at which ECI maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

               (b) ECI has provided Semtech with true and complete copies of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with ECI's business, operations, premises, properties, assets, employees, agents and directors and certificates from ECI's insurance agent to the effect that the workers' compensa tion, general liability and property insurances of ECI are currently in force. To the Principal Shareholders' knowledge, ECI has no obligation, liability or other commitment relating to any contract of insurance containing a provision for retrospective rating or adjustment of ECI's premium obligation, except for workers' compensation insurance.

          4.10 Indebtedness.
               ------------

               (a) True and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to Indebtedness of ECI have been delivered to Semtech heretofore. Except as described in Schedule 4.10(a), to the Principal Shareholders' knowledge, no event has occurred and no condition has become known to ECI or any Principal Shareholder (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of force majeure or other claim of
                                               ----- -------
accelerated or increased rights, termination, excusable delay or nonper formance by ECI or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require ECI to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Schedule 4.10(a), to the Principal Shareholders' knowledge, no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any Person to or as a result of the consummation of the trans actions contemplated by this Agreement.

               (b) None of ECI's directors, employees or shareholders have guaranteed any currently outstanding Indebtedness of ECI.

          4.11 Judgments; Litigation.
               ---------------------

               (a) There is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or affecting ECI or its properties, assets or business or any Action pending against or affecting ECI or its properties, assets or business, in any of such cases, of which ECI or any Principal Shareholder has received notice or of which any Principal Shareholder has knowledge, and to the Principal Shareholders' knowledge, there is no such Action threatened or a basis for the institution of any such Action which, if decided adversely, would have a Material Adverse Effect.

               (b) To the Principal Shareholders' knowledge, there is no (i) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or affecting any officer or director of ECI relating to ECI or its business, or (ii) Action pending or threatened against ECI's officers or directors relating to ECI or its business.

          4.12 Income and Other Taxes.  Except as set forth on Schedule 4.12:
               ----------------------

               (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of ECI have been properly and timely filed. ECI has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Semtech has heretofore been furnished by ECI with true, correct and complete copies of each Tax Return of ECI with respect to the past three taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period.

               (b) To Principal Shareholders' knowledge, all Taxes reflected on Tax Returns or withheld and deposited in connection with the operations of ECI have been duly and timely paid or deposited by ECI. ECI has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity.

               (c) To the Principal Shareholder's knowledge, ECI has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of ECI through the Balance Sheet Date.

               (d) ECI has never (i) had a tax deficiency proposed, asserted or assessed against it (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes (other than payment of estimated taxes in fiscal year ending June 30, 1995).

               (e) No Tax Return of ECI (other than sales tax returns from 1988 through 1994) has been audited or the subject of other Action by any Governmental Entity. ECI has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting ECI or its assets or properties.

          4.13 Questionable Payments.  Neither ECI nor any of its directors,
               ---------------------
officers, agents, employees or other Person associated with or acting on behalf of ECI has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds,
(c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, or (d) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

          4.14 Employee Benefit Matters.
               ------------------------

          (a) Schedule 4.14 contains a true and complete list of all Plans, copies of which have been delivered previously to Purchaser.

          (b) To the Principal Shareholders' knowledge, all Plans are in material compliance with all applicable requirements of ERISA, the Code and any other Legal Requirement. To the Principal Shareholders' knowledge, ECI has performed all material obligations required to be performed by it under ERISA, the Code and any other applicable Legal Requirement and under the terms of each Plan.

          (c) ECI does not maintain or make contributions to any pension, profit sharing or other employee retirement benefit plan. ECI has no material liability with respect to any such plan (including, without limitation, any unfunded liability or any accumulated funding deficiency) or any material liability to the Pension Benefit Guaranty Corporation or under Title IV of ERISA with respect to a multi-employer pension benefit plan, nor would ECI have any such liability if any such plan were terminated or if ECI withdrew, in whole or in part, from any multi-employer plan.

          4.15 No Undisclosed Liabilities.  To the Principal Shareholders'
               --------------------------
knowledge, except (i) to the extent set forth or provided for in the Balance Sheet or the notes thereto, (ii) as set forth on Schedule 4.15 or (iii) for Taxes accrued between the Balance Sheet Date and the Closing Date and for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, ECI has no liabilities (including Indebtedness), whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, includ ing Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing which would have a Material Adverse Effect.

          4.16 Permits, Licenses, Etc.  Except where it would otherwise not
               ----------------------
cause a Material Adverse Effect, ECI possesses, and is operating in compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Leased Real Property as it is currently used, (ii) conduct its business as currently conducted, and (iii) maintain and operate its Plans (the "Permits"). Schedule 4.16 contains a true and complete list of all Permits
      -------
the revocation, suspension or limitation of which would have a Material Adverse Effect. Each Permit has been lawfully and validly issued, and no proceeding is pending or threatened looking toward the revocation, suspension or limitation of any Permit. To the Principal Shareholders' knowledge, the con summation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and to the Principal Shareholders' knowledge, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transactions contemplated hereby.

          4.17 Regulatory Filings.  To the Principal Shareholders' knowledge,
               ------------------
ECI has made all required regis trations and filings with and submissions to all applicable Governmental Entities relating to the operations of ECI as currently conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials. To the Principal Shareholders' knowledge, all such registrations, filings and submissions were in compliance with all Legal Requirements (including all Environmental Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions.

          4.18  [INTENTIONALLY LEFT BLANK]

          4.19 Material Contracts; No Defaults.  Schedule 4.19 contains a true
               -------------------------------
and complete list of all material contracts, agreements, commitments, binding arrangements and instruments to which ECI is a party and true and complete copies of all such contracts, agreements, commitments, binding arrangements and instruments have been delivered to Semtech. For purposes of this Section 4.19, "material" shall mean any contract, agreement, commitment or binding arrangement
(i) entered into other than in the ordinary course of business, or (ii) entered into in the ordinary course of business where the amount involved exceeds $10,000, excluding however, in the case of either clause (i) or (ii), any contract, agreement, commitment, binding arrangement or instrument terminable at the option of ECI upon notice of 30 days or less and any agreements relating to the transfer of certain vehicles of ECI previously approved by Semtech. There has not been any material default in any obligation to be performed by ECI under any such contract, agreement, commitment, binding arrangement or instrument, and ECI has not waived any material right thereunder or with respect thereto, that would cause a Material Adverse Effect.

          4.20 Absence of Certain Changes.  Since the Balance Sheet Date, except
               --------------------------
as disclosed in Schedule 4.20, ECI has not: (i) incurred any debts, obligations or liabilities, other than incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (iii) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course or as otherwise agreed to by Semtech; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course; (v) cancelled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) outside the Ordinary Course causing a Material Adverse Effect; (vii) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course and other than in connection with the purchase of the EPI reactor and the metal etcher, which have been consented to by Semtech; (viii) to the Principal Shareholders' knowledge, made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or may have a Material Adverse Effect; (ix) except as requested by Semtech, made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consul tant; (xii) other than annual increases in salary consistent with past practices, paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than pursuant to an agreement disclosed on Schedule 4.21(a) or other than in the Ordinary Course, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of ECI or any consultant to ECI; (xiii) made or agreed to make any charitable contributions; (xiv) changed or suffered change in any benefit plan or labor agreement affecting any employee of ECI otherwise than to conform to Legal Requirements; or (xv) entered into any agreement or otherwise obligated itself to do any of the foregoing.

          4.21 Employees and Labor Matters.
               ---------------------------

               (a) Schedule 4.21(a) contains a true and complete list of all contracts, agreements, plans (other than the Plans), arrangements, commitments and understand ings (formal and informal) pertaining to terms of employ ment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of ECI's property and related matters of ECI with any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Semtech heretofore.

               (b) There are no labor, collective bargaining, union or similar agreements under or by which ECI is obligated.

               (c) Except as set forth on Schedule 4.21(c), neither Surviving Corporation, Semtech nor ECI will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of ECI from and after the Closing.

               (d) There is not occurring or, to the Principal Shareholders' knowledge, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against ECI or its premises or products. To the Principal Shareholders' knowledge, no union or other labor organization has attempted to organize any of the employees of ECI.

               (e) To the Principal Shareholders' knowledge, ECI has complied with all Legal Requirements relating to employment and labor, and, to the knowledge of the Principal Shareholders, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of ECI against ECI.

          4.22 Affiliations.  None of the Principal Shareholders, any officer,
               ------------
director or key employee of ECI
or any associate or Affiliate of ECI or any of such Persons has, directly or indirectly, (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by ECI or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, ECI any goods or services or (ii) a beneficial interest in any contract or agreement to which ECI is a party or by which ECI or any of the assets of ECI are bound or affected.

          4.23 Principal Customers and Suppliers.
               ---------------------------------

               (a) Since the Balance Sheet Date, none of the top ten customers that have purchased goods or services from ECI during each of the last two fiscal years has ter minated its relationship with or adversely curtailed its purchases from ECI or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

               (b) Since the Balance Sheet Date, none of the top ten suppliers from whom ECI purchased goods or services during the twelve months ended on the Balance Sheet Date has terminated its relationship with or adversely curtailed its accommodations, sales or services to ECI or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

          4.24 Compliance with Law.  To the Principal Shareholders' knowledge,
               -------------------
except as set forth in Schedule 4.24, ECI (i) has never violated, has never conducted its business or operations in violation of, and has never used or occupied its properties or assets in violation of, any Legal Requirement, (ii) has never been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement, the violation or alleged violation of which, in any of such cases, has had or would have a Material Adverse Effect.

          4.25 Product Returns.  ECI has not experienced any product returns
               ---------------
which have had a Material Adverse Effect. The Principal Shareholders have no knowledge of any possible product returns which are likely to have a Material Adverse Effect.

          4.26  Product Liability and Product Warranty.  No express warranties
                --------------------------------------
are provided with respect to the products sold or services rendered by ECI. ECI has not suffered any product liability claims.

          4.27 Corporate Records.  The copies or originals of the Articles of
               -----------------
Incorporation and Bylaws and all amendments thereto, and minute books and stock records of ECI previously delivered to, or made available for inspection by, Semtech are true, complete and correct.

          4.28 Hazardous Materials.  Except as set forth in the Phase I Report:
               -------------------

               (a) To the Principal Shareholders' knowledge, ECI has not, and no previous owner or operator of the Leased Real Property or any real property or Structure previously leased by ECI has, stored, generated, used, manufactured or treated any Hazardous Material on such property other than such Hazardous Materials as are customarily used in the semiconductor manufacturing business and which have been used in compliance with all applicable Environmental Laws.

               (b) To the Principal Shareholders' knowledge, ECI has not, and no previous owner or operator of the Leased Real Property or any real property or Structure previously leased by ECI has, transported or arranged for the transportation of any Hazardous Materials from such property other than Hazardous Materials which are or were being transported from such property for disposal, treatment or recycling in the normal course of ECI's business and in compliance with all applicable Environmental Laws.

               (c) To the Principal Shareholders' knowledge, ECI has not, and no previous owner or operator of the Leased Real Property or any real property or Structure previously leased by ECI has, released, deposited, spilled, discharged or disposed of any Hazardous Materials on or under such property or any property adjoining any Leased Real Property.

               (d) To the Principal Shareholders' knowledge, the Leased Real Property and ECI's operations conducted thereon are in material compliance with all Environmental Laws applicable thereto.

               (e) Neither ECI nor any Principal Shareholder has received any notice, citation, summons or order and to the Principal Shareholders' knowledge, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened, by any Governmental Entity, with respect to (i) any alleged violation by ECI of any Environmental Law, (ii) any alleged failure by ECI to have any environmental permit, certificate, license, approval, registration or authori zation required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by ECI of any Hazardous Material.

               (f) ECI has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

               (g) Except for the acid neutralization pass-through system at 975 Comstock Street, Santa Clara, California, to the Principal Shareholders' knowledge, no underground storage tanks are, or have been, located on the Leased Real Property or on any real property or Structure previously leased by ECI.

               (h) No notice has been received by ECI with respect to the listing or proposed listing of the Leased Real Property on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

               (i) ECI has delivered to Semtech copies of any environmental inspection reports, investigations, studies, tests, reviews or other analyses with respect to the Leased Real Property which are in ECI's possession or control.

          4.29 No Brokers.  No broker, finder or similar agent has been employed
               ----------
by or on behalf of ECI in connection with this Agreement or the transactions contemplated hereby, and ECI has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          4.30  Disclosure.
                ----------

               (a) No representation or warranty of any Principal Shareholder in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact.

               (b)  To the extent that any representation or warranty in this
Article 4 is qualified to any Principal Shareholder's "knowledge," "knowledge" shall mean the actual knowledge of such Principal Shareholder, but after making only reasonable inquiries of ECI's officers and directors responsible for that aspect of ECI's operations and business to which such representation or warranty relates and without any further investigation or inquiry. Furthermore, for purposes of this Article 4, the knowledge of a Principal Shareholder shall not be imputed to any other Principal Shareholder.


                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF SEMTECH
                   -----------------------------------------


          Semtech hereby represents and warrants to, and covenants and agrees with, each of the Shareholders that:

          5.1  Organization and Good Standing of Semtech.  Semtech has been duly
               -----------------------------------------
organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          5.2  Organization, Ownership and Good Standing of Acquisition.
               --------------------------------------------------------
Acquisition is a wholly-owned subsidiary of Semtech and has been duly organized and is existing as a corporation in good standing under the laws of the State of California with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Acquisition has conducted no business other than for the purpose of consummating the transactions contemplated by this Agreement.

          5.3  Execution and Delivery.  This Agreement has been duly authorized
               ----------------------
by all necessary corporate action on the part of Semtech and Acquisition, respectively, has been duly executed and delivered by, and constitutes the legal, valid and binding agreement of, Semtech and Acquisition, respectively, enforceable against each of them in accordance with its terms.

          5.4  No Conflicts.  The execution, delivery and performance of this
               ------------
Agreement by Semtech and Acquisition, respectively, and the consummation thereby of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Semtech or the Articles of Incorporation or Bylaws of Acquisition, respectively.

          5.5  Disclosure.  The information contained in this Agreement and in
               ----------
any writing furnished to the Shareholders pursuant hereto, when taken together with Semtech's annual report on Form 10-K for its fiscal year ended January 31, 1995, and quarterly reports on Form 10-Q for its fiscal quarters ended April 30, 1995 and July 31, 1995, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or herein or necessary to make the statements therein or herein, in light of the circumstances under which they were made, not misleading.

          5.6  Issuance of Semtech Stock.  Each share of Semtech Stock issued to
               -------------------------
the Shareholders hereunder has been duly authorized, and upon issuance pursuant to the terms of the Merger and as provided herein, will be validly issued, fully paid and nonassessable, and, based in part on the representations of the Shareholders contained herein, will be issued in compliance with applicable state and federal securities laws, free and clear of all liens.

          5.7  Effect of Merger.  Upon completion of the Merger, the Surviving
               ----------------
Corporation will possess all of the rights, properties and assets of Acquisition and ECI. Semtech has no present intention to liquidate any significant portion of the assets of the Surviving Corporation or discontinue the historic lines of business of ECI or Acquisition.

          5.8  No Liabilities.  Acquisition has no liabilities, other than
               --------------
liabilities arising under this Agreement.

          5.9  Capitalization of Semtech.  The authorized capital stock of
               -------------------------
Semtech consists solely of 15,000,000 shares of common stock, $.01 par value, of which 5,045,039 are, and on the Closing Date will be, issued and outstanding. All of such shares have been duly authorized and validly issued and are fully paid and
nonassessable   Except as set forth in Schedule 5.9, there are (i) no existing options, warrants, rights, calls or commitments of any character relating to any capital stock of Semtech, and (ii) no outstanding securities or other instruments convertible into or exchangeable for any capital stock of Semtech and no commitments to issue such securities or instruments; and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any capital stock of Semtech.

          5.10 Capitalization of Acquisition.  The authorized capital stock of
               -----------------------------
Acquisition consists solely of 100,000 shares of common stock, of which 10,000 are, and on the Closing Date will be, issued and outstanding. All of such shares have been duly authorized and validly issued and are fully paid and nonassessable. There are (i) no existing options, warrants, rights, calls or commitments of any character relating to any capital stock of Acquisition, and
(ii) no outstanding securities or other instruments convertible into or exchangeable for any capital stock of Acquisition and no commitments to issue such securities or instruments; and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any capital stock of Acquisition.

          5.11 Access to Information.  Without limiting the representations of
               ---------------------
the Shareholders contained herein, Semtech has been furnished with such materials and has been given access to such information relating to ECI as it or its representatives have requested and has been afforded the opportunity to ask questions regarding ECI, all as Semtech has found necessary or desirable.

          5.12 Registration Matters.  As of the date hereof:
               --------------------

               (a) Except for shares covered by its stock option and other employee plans, Semtech (i) has no outstanding securities that are the subject of an effective registration statement under the Securities Act, and (ii) has taken no action to register any of its securities (except as contemplated by Section 8.2(c) hereof).

               (b) There are currently no outstanding registration rights relating to any of Semtech's securities, except for the Registration Rights Agreement to be entered into between Semtech and the Shareholders pursuant to Section 8.2(c) hereof.

               (c) Except as contemplated by the Merger and as otherwise disclosed to the Shareholders in writing, in the past 12 months, Semtech has not engaged in any discussions or negotiations contemplated to result in any strategic transaction outside the ordinary course of business.


                                   ARTICLE 6

                      CONDUCT OF BUSINESS PENDING CLOSING
                      -----------------------------------

          During the period commencing on the date hereof and continuing through the Closing Date, ECI and the Shareholders covenant and agree (except as expressly contemplated by this Agreement or to the extent that Semtech shall otherwise expressly consent in writing) that:

          6.1  Qualification.  ECI shall maintain all qualifications to transact
               -------------
business and remain in good standing in California.

          6.2  Ordinary Course.  Subject to the provisions of Section 6.10
               ---------------
hereof, ECI shall conduct its business in, and only in, the Ordinary Course (excluding any transaction between ECI on the one hand, and any of its officers, directors, employees or Shareholders, on the other hand) and, to the extent consistent with such business, shall preserve intact its current business organizations, and shall use its best efforts to keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date. ECI shall maintain its properties and assets in good condition and repair.

          6.3  Organic Changes.  ECI shall not (a) amend its Articles of
               ---------------
Incorporation or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof (c) enter into any partnership or joint venture, (d) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or (f) liquidate or dissolve or obligate itself to do so.

          6.4  Indebtedness.  Subject to the provisions of Section 6.10 hereof,
               ------------
ECI shall not incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person. ECI shall not restructure or refinance its existing Indebtedness.

          6.5  Accounting.  Except to the extent requested by Semtech, ECI shall
               ----------
not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted by it. ECI shall maintain its books, records and accounts in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods.

          6.6  Compliance with Legal Requirements.  ECI shall use its reasonable
               ----------------------------------
best efforts to comply promptly with all requirements that applicable law may impose upon it and its operations which become known to the officers of ECI and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Semtech in connection with any such requirements imposed upon Semtech, or upon any of its affiliates, in connection therewith or herewith.

          6.7  Disposition of Assets.  ECI shall not sell, transfer, license,
               ---------------------
lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, tangible or intangible, or any interest therein, except for sales of inventory in the Ordinary Course.

          6.8  Compensation.  ECI shall not (a) adopt or amend in any material
               ------------
respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of ECI.

          6.9  Modification or Breach of Agreements; New Agreements.  Subject to
               ----------------------------------------------------
the provisions of Section 6.10 hereof, ECI shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in a material breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for non-performance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, disclosed in this Agreement or the Schedules hereto. ECI shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course. ECI shall meet all of its contractual obligations in accordance with their respective terms.

          6.10 Capital Expenditures.  Except for (i) capital expenditures or
               --------------------
commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not exceed $10,000 in the aggregate) and
(ii) the purchase of the EPI reactor and metal etcher which have been consented to by Semtech, ECI shall not purchase or enter into any contract to purchase any capital assets without the prior written consent of Semtech.

          6.11 Consents.  ECI shall use its best efforts to obtain any consent,
               --------
authorization or approval of, or exemption by, any Person requested by Semtech (including those that may apply to the items listed on Schedules 4.5(c), 4.10 and 4.16) in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

          6.12 Maintain Insurance.  ECI shall maintain its Policies in full
               ------------------
force and effect and shall not do, permit or willingly allow to be done any act by which any of the Policies may be suspended, impaired or cancelled.

          6.13 Discharge.  ECI shall not cancel, compromise, release or
               ---------
discharge any claim of ECI upon or against any person or waive any right of ECI of material value, and not discharge any Lien (other than Permitted Liens) upon any asset of ECI or compromise any debt or other obligation of

ECI to any person other than Liens, debts or obligations with respect to current liabilities of ECI.

          6.14 Actions.  ECI shall not institute, settle or agree to settle any
               -------
Action before any Governmental Entity.

          6.15 Permits.  ECI shall use its reasonable best efforts to maintain
               -------
in full force and effect, and comply with, all Permits.

          6.16 Tax Assessments and Audits.  ECI shall furnish promptly to
               --------------------------
Semtech a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to ECI's operations for periods ending on or prior to the Closing Date. The Shareholders shall cause ECI to promptly inform Semtech of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and the results of any settlement or final determination in any such proceeding.


                                   ARTICLE 7

                             ADDITIONAL COVENANTS
                             --------------------

          7.1  Covenants of the Shareholders.  During the period from the date
               -----------------------------
hereof through the Closing Date, each Shareholder agrees to:

               (a) use its reasonable best efforts to comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Semtech in connection with any such requirements imposed upon Semtech or upon any of its affiliates in connection therewith or herewith;

               (b) use its reasonable best efforts to obtain (and to cooperate with Semtech in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by such Shareholder in connection with the transactions contemplated by this Agreement;

               (c) use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.1 of this Agreement;

               (d) promptly advise Semtech orally and, within three business days thereafter, in writing of any change in ECI's business or condition that has had or which such Shareholder reasonably believes is likely to have a Material Adverse Effect; and

               (e) deliver to Semtech prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, promptly upon the discovery of such untrue statement accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that
                                                         --------  -------
the disclosure of such untrue statement shall not prevent Semtech from terminating this Agreement pursuant to Section 9.1(c) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

          7.2  Covenants of Semtech.  During the period from the date hereof to
               --------------------
the Closing Date, Semtech shall:

               (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Shareholders in connection with any such require ments imposed upon the Shareholders or ECI or upon any of ECI's affiliates in connection therewith or herewith;

               (b) use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Semtech in connection with the transactions contemplated by this Agreement;

               (c) use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.2 of this Agreement;

               (d) promptly advise the Shareholders orally and, within three business days thereafter, in writing of any change in Semtech's business or condition that has had or which Semtech reasonably believes is likely to have a material adverse effect on Semtech and its subsidiaries, taken as a whole; and

               (e) deliver to the Shareholders, prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, promptly upon the discovery of such untrue statement, accom panied by a written supplement to any Schedule to this Agreement that may be affected thereby;

provided, however, that the disclosure of such untrue statement shall not
--------  -------
prevent the Shareholders from terminating this Agreement pursuant to Section 9.1(d) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement.

          7.3  Access and Information.
               ----------------------

               (a) During the period commencing on the date hereof and continuing through the Closing Date, the Shareholders shall cause ECI (i) to afford to Semtech and to Semtech's accountants, counsel, investment bankers and other representatives, reasonable access to all of its properties, books, contracts, commitments, records and personnel, (ii) after the issuance of any required public announcement to authorize Semtech and such representatives of Semtech to talk directly with ECI's customers and (iii) to furnish promptly to Semtech all information concerning its business, properties and personnel, as Semtech may reasonably request from time to time.

               (b)  Except to the extent permitted by the provisions of Section
7.6 hereof, Semtech shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by the Shareholders or ECI concerning ECI and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as a result of disclosure by Semtech or its representatives, (ii) becomes available to Semtech or its representatives from a third party other than the Shareholders or ECI, and Semtech or its representatives have no reason to believe that such third party is not entitled to disclose such information, (iii) is known to Semtech or its representa tives on a non-confidential basis prior to its disclosure by any Shareholder or ECI or (iv) is made available by any Shareholder or ECI to any other Person on a non-restricted basis. Semtech's obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, two (2) years after the date hereof.

          7.4  Expenses.  All costs and expenses (including, without limitation,
               --------
all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same; provided, however, that the costs and expenses incurred by or for the benefit of ECI shall not exceed $25,000. Without limiting the generality of the foregoing, Shareholders shall pay for all legal fees and other expenses which are incurred in connection with their respective personal financial, legal or other matters, and shall not pass such expenses on to ECI.

          7.5  Certain Notifications.  At all times from the date hereof to the
               ---------------------
Closing Date, each party shall promptly notify the others in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article 8 hereof.

          7.6  Publicity; Employee Communications.  At all times prior to the
               ----------------------------------
Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of ECI, employees of Semtech or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall
                                         --------  -------
be prohibited from supplying any information to any of is representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made of and agree to be bound by the terms of this Section 7.6. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Govern mental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

          7.7  Further Assurances.
               ------------------

               (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

               (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholders and the proper officers or directors of Semtech, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

          7.8  Competing Offers; Merger or Liquidation.  The Shareholders agree
               ---------------------------------------
that they will not, and will cause ECI not to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage discussions with, or the submissions of bids, offers or proposals by, any Person with respect to an acquisition of ECI or its assets or capital stock or a merger or similar transaction, and the Shareholders will not, and will not permit ECI to, engage any broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other parties. Furthermore, the Shareholders shall not, and shall not permit ECI to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than Semtech and its representatives with a view to engaging, or preparing to engage, that Person with respect to any matters in this Section.

          7.9  Inconsistent Action.  The Shareholders shall not take or suffer
               -------------------
to be taken, and shall not permit ECI to take or cause or suffer to be taken, any action that would cause any of the representations or warranties of any of the Shareholders in this Agreement to be untrue, incorrect, incomplete or misleading.

          7.10 Post-Termination Employment.  Each Shareholder acknowledges and
               ---------------------------
agrees that after the Closing (a) neither Semtech nor ECI shall be required to employ or retain any employee of ECI or any other Person, and (b) Semtech, in its sole and absolute discretion, may cause ECI to retain all, some, or none of such employees. Notwith standing the foregoing, (i) the Surviving Corporation and the Shareholders agree that simultaneously with the Closing, ECI shall enter into employment agreements with Michael Wilson, Jim Preston, and Troy Speers, respectively, substantially in the forms of Annex C-1, C-2 and C-3,
                                            ---------  ---     ---
respectively, and (ii) Semtech agrees to comply with any applicable requirements of the Worker Adjustment and Retraining Notification Act.

          7.11  Pooling Restrictions on Transactions in Semtech Stock.  Semtech
                -----------------------------------------------------
has informed the Shareholders that it is a material factor to Semtech in entering into this Agreement that the transactions contemplated by this Agreement be treated as a pooling-of-interests under generally accepted accounting principles. Therefore, notwithstanding any other provision of this Agreement, prior to the publication and dissemination by Semtech of consolidated financial results which include results of combined operations of ECI and Semtech for at least thirty days on a consolidated basis following the Closing Date, the Shareholders shall not sell or otherwise transfer or dispose of, or otherwise reduce their risk in, any shares of the Semtech Stock received by the Shareholders (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). Shareholders covenant and agree with Semtech to hold their shares of Semtech Stock until the publication and dissemination of financial statements by Semtech which include the results of at least thirty (30) days of combined operations of Semtech and the Surviving Corporation. Additionally, the certificates evidencing the Semtech Stock to be received by the Shareholders will bear a legend substantially in the form set forth below:

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND SEMTECH CORPORATION SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY SEMTECH CORPORATION WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF SEMTECH CORPORATION AND THE COMPANY ACQUIRED BY SEMTECH FOR WHICH THESE SHARES ARE ISSUED. UPON THE WRITTEN REQUEST OF THE STOCKHOLDERS DIRECTED TO SEMTECH CORPORATION, AND SATISFACTION OF COVENANTS SET FORTH IN SECTION 7.11 OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 4, 1995. SEMTECH CORPORATION AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENTS).

          Semtech covenants that the publication and dissemination of Semtech's financial statements described above shall occur no later than March 15, 1996 and following such publication, Semtech agrees to cause its transfer agent and registrar to remove the foregoing legend from the Semtech Stock received by the Shareholders upon the request of the Shareholders. Semtech acknowledges that the Shareholders and ECI make no representations and warranties as to whether the transactions contemplated by this Agreement will be treated as a pooling-of-interests under generally accepted accounting principles.


                                   ARTICLE 8

                        CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

          8.1  Conditions of Semtech.  Notwithstanding any other provision of
               ---------------------
this Agreement, the obligations of Semtech to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

               (a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or
(ii) seeking to prohibit the direct or indirect ownership or operation by Semtech of all or a material portion of the business or assets of ECI, or to compel Semtech or ECI to dispose of or hold separate all or a material portion of the business or assets of ECI or Semtech;

               (b) The representations and warranties of each of the Shareholders in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date and each of the Shareholders and ECI shall have complied with all covenants and agreements and satisfied all conditions to be performed or satisfied on or prior to the Closing Date by the Shareholders or ECI, respectively;

               (c) Each Principal Shareholder (other than Michael Himes) shall have entered into an employment agreement with ECI substantially in the forms of Annex C-1, C-2 and C-3, respectively.
----- ---  ---     ---

               (d) Semtech shall have received from Hopkins & Carley, counsel for Michael Himes, a written opinion dated the Closing Date and addressed to Semtech, in substantially the form attached as

Annex D hereto;
-------

               (e) Semtech shall have received from each Shareholder a Closing certificate dated the Closing Date in substantially the form attached as Annex
                                                                         -----
E-1 hereto;
---

               (f) Semtech shall have received a certifi cate of the Secretary of ECI in substantially the form attached as Annex F-1 hereto;
                                             ---------

               (g) Each Principal Shareholder shall have entered into a Covenant Not To Compete with Semtech and the Surviving Corporation in substantially the forms of Annex G-1, G-2, G-3 and G-4, respectively
                           ---------  ---  ---     ---
(collectively, the "Covenant Not To Compete");
                    -----------------------

               (h) The Shareholders shall have entered into an Escrow Agreement with Semtech in substantially the form of Annex H hereto;
                                          -------

               (i) Semtech shall have concluded (through its representatives, accountants, counsel and other experts) an investigation of the business, condition (financial and other), properties, assets, prospects, operations and affairs of ECI and shall be satisfied, in its sole discretion, with the results thereof;

               (j) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Semtech and its counsel;

               (k) No act, event or condition shall have occurred after the date hereof which Semtech determines has had or could have a Material Adverse Effect;

               (l) Semtech shall have received from ECI the balance sheet of ECI at August 31, 1995 and the related statements of income, shareholders' equity and cash flows for the two month period then ended;

               (m) ECI shall have received from third parties all consents specifically requested by Semtech; and

               (n) Semtech shall have been satisfied that the transactions contemplated hereby may be treated as a pooling-of-interests under generally accepted accounting principles.

          8.2  Conditions of the Shareholders.   Notwithstanding any other
               ------------------------------
provision of this Agreement, and except as set forth below, the obligations of the Share holders to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

               (a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or
(ii) seeking to prohibit the direct or indirect ownership or operation by Semtech of all or a material portion of the business or assets of ECI, or to compel Semtech or ECI to dispose of or hold separate all or a material portion of the business or assets of ECI or Semtech;

               (b) The representations and warranties of Semtech in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date and Semtech shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date;

               (c) Semtech shall have duly executed and delivered to the Shareholders a Registration Rights Agreement substantially in the form of Annex
                                                                          -----
I attached hereto;
--

               (d) Each Principal Shareholder (other than Michael Himes) shall have entered into an Employment Agreement with ECI in substantially the forms of Annex C-1, C-2 and C-3, respectively;
---------  ---     ---

               (e) The Shareholders shall have received from Semtech a Closing certificate dated the Closing Date in substantially the form attached as Annex
                                                                         -----
E-2 hereto;
---

               (f) The Shareholders shall have received a certificate of the Secretary of Acquisition in substantially the form attached as Annex F-2 hereto;
                                                               ---------

               (g) Each Principal Shareholder shall have entered into their respective Covenant Not to Compete.

               (h) The Shareholders shall have concluded on their own (or through their representatives, accountants, counsel and other experts) an investigation of the business, condition (financial and other), properties, assets, prospects, operations and affairs of Semtech and shall be satisfied, in their sole discretion, with the results thereof;

               (i) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to the Shareholders and their counsel; and

               (j) No act, event or condition shall have occurred after the date hereof which the Shareholders determine has had or could have a material adverse effect upon Semtech and its subsidiaries taken as a whole.


                                   ARTICLE 9

                                  TERMINATION
                                  -----------

          9.1  Termination.  This Agreement may be termi nated at any time prior
               -----------
to the Closing:

               (a)  by mutual written consent of Semtech and the Shareholders;

               (b) by the Shareholders, on the one hand, or by Semtech, on the other hand, by written notice to the other party or parties hereto if the merger shall not have been consummated on or before October 30, 1995 (or such later date as Semtech and the Shareholders may agree), provided that in the case of a termination under this clause (b), the party or parties terminating this Agreement shall not then be in material breach of any of their obligations under this Agreement;

               (c) by Semtech if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by any Shareholder or ECI under this Agreement or (ii) any of the conditions precedent to Closing set forth in

Section 8.1 have not been met on the Closing Date, and, in each case, Semtech is not then in material default of its obligations hereunder; or

               (d) by the Shareholder or Shareholders holding a majority of the ECI Stock currently outstanding if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Semtech under this Agreement or (ii) any of the conditions precedent to Closing set forth in
Section 8.2 have not been met on the Closing Date, and, in each case, such Shareholder or Shareholders are then in material default of such Shareholder's obligations hereunder.

          9.2  Effect of Termination.
               ---------------------

               (a) In the case of any termination of this Agreement, the provisions of Section 7.3 and 7.4 shall remain in full force and effect.

               (b)  Upon termination of this Agreement as provided in Section
9.1 (a), except as stated in subsection (a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

               (c)  In the event of termination of this Agreement as provided in
Section 9.1(b), (c) or (d) hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.


                                  ARTICLE 10

                                INDEMNIFICATION
                                ---------------

          10.1 Survival of Representations and Warranties.
               ------------------------------------------

               (a) The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until (i) the date of the first audit report of the financial statements containing combined operations of Semtech and the Surviving

Corporation, for those items expected to be encountered in the audit process and
(ii) the first anniversary of the Closing Date for other items.

               (b) No Action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to
Section 11.1 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 10.1(a) for such representation, warranty, covenant or agreement.

          10.2 Indemnification.   Subject to the limitations set forth in this
               ---------------
Article 10:

               (a) The Principal Shareholders covenant and agree to defend, indemnify and hold harmless Semtech and the Surviving Corporation from and against any Damages (to the extent of such Principal Shareholder's pro rata share of such Damages based upon his proportionate interest in ECI) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by the Principal Shareholders in this Agreement (other than in Article 3 hereof) or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of the Principal Shareholders or ECI to perform or observe fully any covenant, agreement or provision to be performed or observed by such Principal Shareholders or ECI pursuant to this Agreement or the Covenant Not to Compete or any other written agreement entered into pursuant hereto; or
(iii) any Taxes owed or accrued by ECI arising from the conduct of its business for all periods prior to the Balance Sheet Date.

               (b) Each Shareholder severally covenants and agrees to defend, indemnify and hold harmless Semtech and the Surviving Corporation from and against any Damages arising out of or resulting from any inaccuracy in or breach of any representation or warranty made by such Shareholder in Article 3 of this Agreement.

               (c) Semtech covenants and agrees to defend, indemnify and hold harmless the Shareholders from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty, made by Semtech in this Agreement or in any writing delivered pursuant to this Agreement or at the

Closing; or (ii) the failure by Semtech or Acquisition to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

               (d) Notwithstanding any other provision of this Agreement, the obligation of the Shareholders to indemnify Semtech and the Surviving Corporation under this Article 10 shall apply (i) only to the extent that the amount of Damages due the party being indemnified exceeds, for all claims, losses, expenses, obligations and liabilities, an accumulated total of $250,000.00 in the aggregate and (ii) only to the amounts in excess of such accumulated total.

          10.3 Third Party Claims.
               ------------------

               (a)  If any party entitled to be indemnified pursuant to Section
10.2 (an "Indemnified Party") receives notice of the assertion by any third
          -----------------
party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim")
                                                          -------------------
with respect to which another party hereto (an "Indemnifying Party") is or may
                                                ------------------
be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the
                                               ------------
Indemnifiable Claim; provided, that the failure to provide such notice shall not
                     --------
relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

               (b) The Indemnifying Party shall have thirty days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the
           --------
Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and
(ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the

Indemnifying Party's consent, which consent shall not be unreasonably withheld.

               (c) If the Indemnifying Party does not notify the Indemnified Party within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that
                                                                  --------
the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

               (d) Anything contained in this Section 10.3 to the contrary notwithstanding, the Shareholders shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Semtech which Semtech determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the business, properties or prospects of ECI; provided, however, if such equitable relief
                                --------  -------
portion of the Indemnifiable Claim can be so separated from that for money damages, the Shareholders shall be entitled to assume the defense of the portion relating to money damages.

          10.4 Escrow Agent.  The parties hereto agree that pursuant to the
               ------------
Escrow Agreement, at the time of the Closing, there shall be established an escrow account ("Escrow Account") with Bank of America NT&SA (hereinafter along with any successor escrow agent referred to as "Escrow Agent"), into which there shall be returned and held from the Semtech Stock to be issued by Semtech to the Shareholders pursuant to this Agreement, in proportion to the Shareholders' respective percentage holdings of the Semtech Stock issued at the Closing, a total number of 50,000 shares of Semtech Stock. Each Shareholder shall furnish to the Escrow Agent an appropriate number of stock powers (with signatures guaranteed) in favor of Semtech covering the number of shares issued to it to be held in the Escrow Account. All claims of indemnification for which Semtech shall become entitled hereunder (or any claim which Semtech may have against the Shareholders under (i) applicable environmental or similar laws for contribution, cost recoveries or implied indemnity for any liability with respect to any environmental claim, or (ii) common law